Exhibit 12

WACHOVIA PREFERRED FUNDING CORP.

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31, 2003
			Years Ended December 31,
(In thousands)			2002	2001
EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$97,774		248,622	(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	1,801		10,546	857

Earnings (loss) (A)	$99,575		259,168	(35,367)

Interest, excluding interest on deposits	$1,801		10,546	857
One-third of rents	—		—	—
Preferred stock dividends	45,222		18,350	—
Capitalized interest	—		—	—

Fixed charges (B)	$47,023		28,896	857

Consolidated ratios of earnings to fixed charges and preferred stock dividends, excluding interest on deposits (A)/(B)	2.12	x	8.97	n/m

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$97,774		248,622	(36,224)
Fixed charges, excluding preferred stock dividends and capitalized interest	1,801		10,546	857

Earnings (loss) (C)	$99,575		259,168	(35,367)

Interest, including interest on deposits	$1,801		10,546	857
One-third of rents	—		—	—
Preferred stock dividends	45,222		18,350	—
Capitalized interest	—		—	—

Fixed charges (D)	$47,023		28,896	857

Consolidated ratios of earnings to fixed charges and preferred stock dividends, including interest on deposits (C)/(D)	2.12	x	8.97	n/m

n/m—not	meaningful due to the immaterial amount of fixed charges in 2001.